Exhibit 99.1

FOR RELEASE: 4:01 PM EASTERN, AUGUST 11, 2011
Molycorp Reports Second Quarter 2011 Results
•	“Project Phoenix” modernization and expansion project remains on time and on budget at Company’s flagship rare earth production facility in Mountain Pass, Calif.

•	Company reaches profitability with record net sales of $99.6 million in Q2 2011

•	Q2 2011 sales volume of rare earth oxide (REO) equivalent rose 58% over Q1 2011 and 314% year-over-year, including rare earth alloy sales.

•	The Company’s average realized sales price in Q2 2011 rose 91% to $72.10 per kilogram of REO equivalent from $37.73 per kilogram in Q1 2011.

•	The Company’s average realized sales price in Q2 for rare metals (niobium and tantalum) was $167.50 per kilogram.

•	Q2 Gross Margin of approximately 57%

•	EPS of $0.52 per fully diluted share

•	Successfully renegotiated its current major lanthanum supply contract to allow for higher realized sales prices.

•	Awarded an EPC contract for construction of a chlor-alkali plant, a major component of the Company’s $781 million Project Phoenix expansion and modernization project
Greenwood Village, CO (August 11, 2011, 4:01 p.m. Eastern) — Molycorp, Inc. (NYSE: MCP) (Molycorp or the Company) today announced financial and operating performance for the second quarter of 2011.
Molycorp’s $781 million modernization and expansion project at its flagship Mountain Pass, Calif., Rare Earth facility continues on time and on budget, with an annual Phase 1 production rate of 19,050 metric tons of rare earth oxide (REO) equivalent to be achieved by the end of 2012.
The Company generated revenue of $99.6 million in Q2 2011, which compares to revenue of $26.3 million in Q1 2011 and $1.9 million in Q2 2010. Sequential growth resulted from a combination of robust results from its Mountain Pass facility, and the inclusion of revenue from the Company’s recently acquired subsidiaries, Molycorp Metals and Alloys (MMA) of Tolleson, Ariz., and Molycorp Silmet AS (Silmet), located in Sillamae, Estonia.
Mountain Pass revenue grew 130% sequentially to $60.3 million, net of intercompany sales. The growth in Mountain Pass revenue was driven both by higher realized prices and by higher volumes. Market prices for rare earth elements continued to climb during the quarter, as global supplies remain extremely tight. Silmet contributed $29.0 million to revenue net of intercompany sales, while MMA recognized $10.3 million of sales in the period subsequent to the acquisition.

Molycorp Reports 2Q 2011 Results	Page 2
Net income attributable to common stockholders was $43.5 million, or $0.52 per fully diluted share as compared to net losses attributable to common stockholders of $(3.4 million) or $(0.04) per share in Q1 2011 and $(23.3 million) or $(0.47) per share in Q2 2010.
SALES VOLUME UP STRONGLY IN 2Q 2011
Mountain Pass sold 829 metric tons of REO equivalent products, a 19% sequential increase and 212% year-over-year increase. Mountain Pass realized an average sales price of $72.80 per kilogram compared to an average sales price of $37.73 per kilogram in Q1 2011, and an average sales price of $7.16 per kilogram for Q2 2010. Silmet’s sales in Q2 2011 included 217 metric tons of REO equivalent products at an average sales price of $69.27 per kilogram and also included 80 metric tons of rare metals (niobium and tantalum) at an average sales price of $167.50 per kilogram. MMA sold alloys containing approximately 53 metric tons REO equivalent products to contribute $10.3 million in revenue.
A majority of the Mountain Pass’ lanthanum sales are to one customer under a contract that includes a price cap. That contract was renegotiated effective July 1, 2011 to better reflect the increase in market prices for lanthanum products. Excluding those sales, Mountain Pass’ other products realized an average sales price during Q2 2011 of $104.95 per kilogram, as compared to $65.95 per kilogram in Q1 2011.
“We are very pleased with our accomplishments this quarter, as we successfully completed two acquisitions that advance our vertically integrated mine-to-magnets strategy,” said Mark Smith, Molycorp President and Chief Executive Officer. “Additionally, we remain on time and on budget with Project Phoenix and we expect to help alleviate the global supply shortage even more when our new plant comes on line next year. Global demand for rare earths remains very high, and supply outside of China continues to be tight, as China continues to reduce its net REO export quotas.”
Q3 AND Q4 PRODUCTION GUIDANCE

					Molycorp Metals
	Molycorp Minerals		Molycorp Silmet AS		and Alloys
	(Mountain Pass, CA)		(Estonia)		(Tolleson, AZ)		Total
	(metric tons of REO)		(metric tons of REO)		(metric tons of REO)		(metric tons of REO)
	Low	High	Low	High	Low	High	Low	High
	Range	Range	Range	Range	Range	Range	Range	Range
1Q2011**	499		229*		68*		796
2Q2011**	815		381		53		1,249
3Q2011	977	1,321	400	500	51	69	1,428	1,890
4Q2011	1,017	1,377	400	500	51	69	1,468	1,946
	3,308	4,012	1,410	1,610	223	259	4,941	5,881
					(540 tons of total alloy)	(630 tons of total alloy)

*	Prior to our acquisitions in April 2011

**	Actual production

Molycorp Reports 2Q 2011 Results	Page 3
CONFERENCE CALL TODAY AT 4:30 P.M. EASTERN
Molycorp will conduct a conference call today to discuss these results at 4:30 p.m. EDT, hosted by Mark Smith, Chief Executive Officer, and Jim Allen, Chief Financial Officer. Investors interested in participating in the live call from the U.S. should dial +1 (800) 946-0716 and reference confirmation number 4499878. Those calling from outside the U.S. should dial +1 (719) 457-2713 and use the same confirmation number. A telephone replay will be available approximately two hours after the call concludes through Thursday, August 25, 2011 by dialing +1 (877) 870-5176 from the U.S., or +1 (858) 384-5517 from international locations, and entering passcode: 4499878.
There will also be a simultaneous live audio webcast available on the Investor Relations section of the Company’s website at www.molycorp.com/. The webcast will be archived on the website for 60 days.
About Molycorp
Colorado-based Molycorp, Inc. is the only rare earth oxide (REO) producer in the Western Hemisphere and the largest REO producer outside of China. In addition to its flagship rare earth mine and processing facility at Mountain Pass, California, Molycorp also owns a controlling interest in the Estonia-based Molycorp Silmet AS. One of the largest rare earth and rare metal producers in Europe, Molycorp Silmet AS has an annual production capacity of approximately 3,000 metric tons of rare earth products and 700 metric tons of rare metal products. Molycorp also owns Molycorp Metals and Alloys in Tolleson, Arizona. Formerly known as Santoku America, Inc., the facility is one of the leading producers of high-purity rare earth alloys and metals outside of China, and manufactures neodymium-iron-boron (NdFeB) alloy and samarium cobalt (SmCo) alloy, as well as other specialty alloys and products. Following the execution of Molycorp’s “mine-to-magnets” strategy and the expected 2012 completion of Phase 1 of its modernization and expansion efforts at its Mountain Pass, California processing facility, Molycorp expects to produce at a rate of approximately 19,050 metric tons of REO equivalent per year from Mountain Pass. The Company expects to achieve an annual production capacity at Mountain Pass by the end of 2013 of approximately 40,000 metric tons of REO equivalent after the completion of Phase 2. Molycorp intends to provide to the market a range of rare earth products, including high-purity oxides, metals, alloys, and permanent magnets. The company currently sells products to customers in Europe, North and South America, Asia, Russia, and other previous Soviet Union countries.
Safe Harbor Statement Regarding Forward-Looking Statements
This release contains forward-looking statements that represent our beliefs, projections and predictions about future events or our future performance. You can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements. Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to: our ability to secure sufficient capital to implement our business plans; our ability to complete our Phase 1 modernization and expansion efforts and Phase 2 capacity expansion efforts and reach full planned production rates for REOs and other planned downstream products; the final costs of the Phase 1 modernization and expansion plan and Phase 2 capacity expansion, which may differ from estimated costs; uncertainties associated with our reserve estimates and non-reserve deposit information; uncertainties regarding global supply and demand for rare earths materials; our ability to successfully integrate recently acquired businesses; our ability to reach definitive agreements for a joint venture to manufacture neodymium-iron-boron permanent rare earth magnets and our supply and financing arrangement with Sumitomo; our ability to maintain appropriate relations with unions and employees; our ability

Molycorp Reports 2Q 2011 Results	Page 4
to successfully implement our “mine-to-magnets” strategy; environmental laws, regulations and permits affecting our business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by us; and uncertainties associated with unanticipated geological conditions related to mining; and those risks discussed and referenced in the section entitled “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.
Any forward-looking statement you read in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.
This release also contains statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

Molycorp Reports 2Q 2011 Results	Page 5
MOLYCORP, INC.
(A Company in the Development Stage)
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$680,282	$316,430
Trade accounts receivable	43,230	16,421
Inventory	72,281	18,822
Deferred charges	7,568	—
Prepaid expenses and other assets	6,745	1,759

Total current assets	810,106	353,432

Non-current assets:
Deposits	$15,500	$26,200
Property, plant and equipment, net	286,389	93,966
Deferred tax assets	27,519	—
Inventory	1,051	5,212
Intangible assets, net	957	639
Other assets	144	111

Total non-current assets	331,560	126,128

Total assets	$1,141,666	$479,560

LIABILITIES AND EQUITY

Current liabilities:
Trade accounts payable	$80,335	$13,009
Accrued expenses	7,658	4,225
Income taxes payable	14,131	—
Debt	2,610	—
Short-term borrowing — related party	2,384	3,085
Current portion of asset retirement obligation	394	393

Total current liabilities	107,512	20,712

Non-current liabilities:
Asset retirement obligation	$12,840	$12,078
Debt	195,073	—
Other non-current liabilities	148	257

Total non-current liabilities	208,061	12,335

Total liabilities	$315,573	$33,047

Commitments and contingencies

Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at June 30, 2011	84	82
Preferred stock, $0.001 par value; 5,000,000 shares authorized at June 30, 2011	2	—
Additional paid-in capital	865,811	539,866
Accumulated other comprehensive income	1,193	—
Deficit accumulated during the development stage	(51,166)	(93,435)

Total Molycorp stockholders’ equity	815,924	446,513
Noncontrolling interest	10,169	—

Total equity	826,093	446,513

Total liabilities and equity	$1,141,666	$479,560

Molycorp Reports 2Q 2011 Results	Page 6
MOLYCORP, INC.
(A Company in the Development Stage)
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

					Total from
	Three Months Ended		Six Months Ended		June 12, 2008
	June 30,		June 30,		(Inception) Through
	2011	2010	2011	2010	June 30, 2011
Sales	$99,615	$1,904	$125,876	$4,922	$170,263
Operating costs and expenses:
Cost of goods sold	(42,923)	(5,576)	(59,600)	(11,526)	(132,003)
Selling, general and administrative	(13,817)	(4,254)	(22,156)	(8,734)	(56,203)
Stock-based compensation	(412)	(15,133)	(3,311)	(15,133)	(32,441)
Depreciation and amortization	(283)	(61)	(366)	(156)	(895)
Accretion expense	(240)	(216)	(474)	(479)	(2,642)

Operating income (loss)	41,940	(23,336)	39,969	(31,106)	(53,921)

Other income (expense):
Other income (expense)	133	45	(35)	66	355
Interest income, net	70	—	210	—	275

	203	45	175	66	630

Income (loss) before income taxes	42,143	(23,291)	40,144	(31,040)	(53,291)
Income tax benefit	6,612	—	6,413	—	6,413

Net income (loss)	48,755	(23,291)	46,557	(31,040)	(46,878)
Net (income) loss attributable to noncontrolling interest	(968)	—	(968)	—	(968)

Net income (loss) attributable to Molycorp stockholders	$47,787	$(23,291)	$45,589	$(31,040)	$(47,846)

Net income (loss)	$48,755	$(23,291)	$46,557	$(31,040)	$(46,878)
Other comprehensive income:
Foreign currency translation adjustments	1,324	—	1,324	—	1,324

Comprehensive income (loss)	$50,079	$(23,291)	$47,881	$(31,040)	$(45,554)

Comprehensive income (loss) attributable to:
Molycorp stockholders	$48,980	$(23,291)	$46,782	$(31,040)	$(46,653)
Noncontrolling interest	1,099	—	1,099	—	1,099

	$50,079	$(23,291)	$47,881	$(31,040)	$(45,554)

Weighted average shares outstanding (Common shares) (1)
Basic	83,847,119	49,666,732	83,054,811	48,165,914	53,957,611

Diluted	84,413,499	49,666,732	83,339,566	48,165,914	53,957,611

Income (loss) per share of common stock:
Basic	$0.52	$(0.47)	$0.50	$(0.64)	$(0.97)

Diluted	$0.52	$(0.47)	$0.50	$(0.64)	$(0.97)

(1)
Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common stock and Class B common stock to common stock in conjunction with the initial public offering.

Molycorp Reports 2Q 2011 Results	Page 7
Additional Information
Company:
Brian Blackman
Sr. Manager, Investor Relations
+1 (303) 843-8067
Brian.Blackman@Molycorp.com
Investor Relations:
ICR, LLC
Gary T. Dvorchak, CFA
Senior Vice President
+1 (310) 954-1123
Gary.Dvorchak@icrinc.com
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